Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “First Amendment”) is effective as of the 31st day of May, 2003 by and between MPTP HOLDING, LLC, a Delaware limited liability company (“Landlord”), and SUPPORTSOFT, INC., a Delaware corporation and successor by merger to Support.com, Inc. (“Tenant”).

R E C I T A L S

This First Amendment is entered into upon the basis of, and with reference to the following facts, understandings and intentions of the parties:

A.    By a certain office lease dated as of October 1, 2001 (the “Lease”), Martin/Campus LLC, a Delaware limited liability company (predecessor in interest to Landlord), leased and demised to Tenant certain premises consisting of approximately 23,660 square feet (the “Premises”) comprising a part of and located in that certain building commonly known as 575-595 Broadway (the “Building”) in the City of Redwood City, County of San Mateo, State of California.

B.    Tenant has not exercised its current option under the Lease but Landlord and Tenant have agreed to extend the Term of the Lease on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained in the Lease, Landlord and Tenant hereby agree as follows:

1.     Defined Terms.     Except as expressly provided in this First Amendment to the contrary, terms which are defined in the Lease shall have the same meaning when used in this First Amendment.

2.     Monthly Rent.     The definition of Monthly Rent in the Lease Summary is hereby deleted and the following is inserted in place thereof:

“Monthly Rent:	$0.95/square foot/month for the period commencing June 1, 2003 to May 31, 2004

$1.05/square foot/month for the period commencing June 1, 2004 to May 31, 2005”

Paragraph 5.A of the Lease is hereby amended to insert the following paragraph at the end thereof:

“For the period commencing on June 1, 2003 and ending May 31, 2004, the Monthly Rent shall equal to 95/100 Dollars ($0.95) multiplied by the Rentable Area of the Premises and for the period commencing June 1, 2004 and ending

May 31, 2005, Monthly Rent shall equal to One and 05/100 Dollars ($1.05) multiplied by the Rentable Area of the Premises.”

3.    Building.    The definition of Building in Paragraph 2 of the Lease is hereby amended to correct the addresses thereof; the addresses of the Building are “575-595 Broadway” which is hereby inserted in place of “555-575 Broadway.”

4.    Outdoor Seating.    Paragraph 2 of the Lease is amended to add the following new paragraph thereto:

“Landlord hereby grants to Tenant an exclusive license to use a portion of the Common Area, either in the location marked as Option 1 or the location marked as Option 2, as shown on Exhibit F, but in either case consisting of an area not to exceed 400 square feet, as for the purpose of an outdoor eating and seating area (the “Patio Area”). Landlord shall notify Tenant in writing of which location Landlord has selected for the Patio Area (“Landlord’s Selection”) on or before July 3, 2003, however, Tenant may, upon written notice to Landlord prior to receipt of Landlord’s Selection, to elect to use Option 2 as the licensed area hereunder. To the extent practicable, Tenant must store within the Premises or otherwise secure the tables, chairs, and trash receptacles used for the Patio Area when not in use. The number and location of Tenant tables and chairs must comply in all respects with local fire and building codes and zoning ordinances. Tenant shall submit for Landlord’s prior approval, which shall not be unreasonably withheld or delayed, a schematic color drawing showing the location and design of all furniture and fixtures to be utilized in the Patio Area. The cost of such schematic color drawing and all furniture and fixtures to be utilized in the Patio Area shall be at Tenant’s sole expense, subject to Landlord’s reimbursement of Tenant out of the Allowance set forth in the Tenant Improvement Agreement attached to the First Amendment as Exhibit E. To the extent that Landlord reimburses Tenant for furniture and fixtures to be utilized in the Patio Area out of the Allowance, such furniture and fixtures shall become Landlord’s property upon the expiration of the Lease. The Patio Area shall be considered part of the Premises for all purposes under this Lease and Tenant shall, in addition to its other responsibilities with respect to the Premises, be responsible for insuring the Patio Area as required in Paragraph 21 and maintaining the Patio Area in the condition required by this Lease. Notwithstanding the foregoing, the Patio Area shall not be included when calculating the Rentable Area of the Premises.”

5.    Term.     Paragraph 4.A. of the Lease is hereby deleted and the following is inserted in place thereof: “The Term shall commence on October 1, 2001 (the “Commencement Date”) and shall, subject to the terms of Paragraph 4.B below, terminate on May 31, 2005.”

6.    Options    Paragraph 4.B is deleted in its entirety and the following is inserted in place thereof:

“B.    Option to Extend.

“(i)    Grant of Option Landlord hereby grants to Tenant two (2) options (each, an “Option”) to extend the Term of this Lease, each for an additional term of one (1) year, which shall commence upon the expiration of the Term and at the end of the first Option term, respectively. Each Option is expressly conditioned upon Tenant’s not being in default under any term or condition of this Lease after the expiration of any applicable cure period granted by this Lease, either at the time the Option is exercised or at the time the Option term would commence. Each Option shall be personal to the Tenant originally named in this Lease or any successor to Tenant’s interest in this Lease pursuant to a Permitted Transfer (as defined in Paragraph 25.G.), and shall not be assigned, sold, conveyed or otherwise transferred to any other party (including without limitation any assignee or sublessee of such Tenant) without the prior written consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion; provided, however, that Landlord’s decision to grant or withhold its consent shall be made in accordance with the provisions of Paragraph 25.F. Under no circumstances shall Landlord be required to pay any real estate commission to any party with respect to Tenant’s exercise of an Option.

“(ii)    Manner of Exercise. Tenant may exercise an Option only by giving Landlord written notice not less than four (4) months prior to the expiration of the Term. If Tenant fails to exercise its Option prior to such four (4) month period, then the Option automatically shall lapse and thereafter Tenant shall have no right to exercise the Option.

“(iii)    Terms and Rent. If a first Option is exercised, then the Monthly Rent shall be equal to ninety-five percent (95%) of the fair market rent, as determined below, for the Premises as of the commencement of the term of such Option. The fair market rent for the Premises shall be determined by taking into account all relevant factors, including without limitation the fact that the Premises are being leased in turn-key condition. Landlord shall not under any circumstances be required to construct or pay for any additional interior improvements to the Premises. All other terms and conditions of the Lease, as amended from time to time by the parties in accordance with the provisions of the Lease, shall remain in full force and effect and shall apply during the term of the Options provided, however, that notwithstanding the foregoing: (i) there shall be no further option to extend the Term beyond May 31, 2007, (ii) there shall be no rent concessions, and (iii) there shall be no construction allowance, tenant improvement allowance or similar provision.

“(iv)    Determination of Rent. The fair market rent for the purposes of calculating the Monthly Rent for an Option term shall be determined by mutual agreement of the parties or, if the parties are unable to agree within thirty (30) days after Tenant’s exercise of an Option, then fair market rent shall be determined pursuant to the procedure set forth in Paragraphs 4.B.(v) and 4.B.(vi).

“(v)    Landlord’s Initial Determination. If the parties are unable mutually to agree upon the fair market rent pursuant to Paragraph 4.B.(iv), then the fair market rent initially shall be determined by Landlord by written notice (“Landlord’s Notice”) given to Tenant promptly following the expiration of the 30-day period set forth in Paragraph 4.B.(iv). If Tenant disputes the amount of fair market rent set forth in Landlord’s Notice, then, within thirty (30) days after the date of Tenant’s receipt of Landlord’s Notice, Tenant shall send Landlord a written notice (“Tenant’s Notice”) which specifically (a) disputes the fair market rent set forth in Landlord’s Notice, (b) demands arbitration pursuant to Paragraph 4.B.(vi), and (c) states the name and address of the person who shall act as arbitrator on Tenant’s behalf. Tenant’s Notice shall be deemed defective, and not given to Landlord, if it fails strictly to comply with the requirements and time period set forth above. If Tenant does not send Tenant’s Notice within thirty (30) days after the date of Tenant’s receipt of Landlord’s Notice, or if Tenant’s Notice fails to contain all of the required information, then the Monthly Rent for the option term shall equal ninety-five percent (95%) of the fair market rent specified in Landlord’s Notice. If the arbitration is not concluded prior to the commencement of the Option term, then for the ninety (90) day period commencing with the date that the Option term commences, Tenant shall pay Monthly Rent equal to the Monthly Rent that would have been applicable if the Term had continued during such ninety (90) day period. If the arbitration is not concluded prior to the expiration of such ninety (90) day period, then from and after the expiration of such ninety (90) day period, Tenant shall pay Monthly Rent equal to one hundred percent (100%) of the Monthly Rent payable immediately prior to the commencement of the Option term. If the fair market rent determined by arbitration differs from that paid by Tenant pending the results of arbitration, then any adjustment required to adjust the amount previously paid shall be made by payment by the appropriate party within ten (10) days after the determination of fair market rent.

“(vi)    Arbitration.    The arbitration shall be conducted in the County of San Mateo in accordance with the then prevailing rules of the American Arbitration Association (or its successor) for the arbitration of commercial disputes, except that the procedures mandated by such rules shall be modified as follows:

        “(a)    Each arbitrator must be a real estate appraiser with at least five (5) years of full-time commercial appraisal experience who is familiar with the fair market rent of office and research and development complexes located in the vicinity of the Premises. Within ten (10) business days after receipt of Tenant’s Notice, Landlord shall notify Tenant of the name and address of the person designated by Landlord to act as arbitrator on Landlord’s behalf.

        “(b)    The two arbitrators chosen pursuant to Paragraph 4.B.(vi)(a) shall meet within ten (10) business days after the second arbitrator is appointed and shall either agree upon the fair market rent or appoint a third arbitrator possessing the qualifications set forth in Paragraph 4.B.(vi)(a). If the two arbitrators agree upon the fair market rent within such ten (10) business day period, the Monthly Rent for the Option term shall equal ninety-five percent (95%) of such fair market rent. If the two arbitrators are unable to agree upon the fair market rent and are unable to agree upon the third arbitrator within five (5) business days after the expiration of such ten (10) business day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) business days after the expiration of such five (5) business day period, then either party, on behalf of both, may request appointment of the third arbitrator by the Association of South Bay Brokers. The three arbitrators shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Paragraph 4.B.(vi)(c). Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Each party shall pay its own attorneys’ fees and costs of witnesses.

        “(c)    The three arbitrators shall determine the fair market rent in accordance with the following procedures. Each arbitrator shall state, in writing, his or her determination of the fair market rent, supported by the reasons therefor (each a “Written Fair Market Analysis”), and shall make counterpart copies for the other arbitrators. All of the arbitrators shall arrange for a simultaneous exchange of the Written Fair Market Analyses within ten (10) business days after appointment of the third arbitrator. If any arbitrator fails to deliver his or her own Written Fair Market Analysis to the other arbitrators within such ten (10) business day period, then the fair market rent shall equal the average of the Written Fair Market Analyses submitted by the other arbitrators. If all three (3) arbitrators deliver their Written Fair Market Analyses to the other arbitrators within such ten (10) business day period, then the two (2) closest Written Fair Market Analyses of the arbitrators shall be averaged, and the resulting quotient shall be the fair market rent, and the Monthly Rent for the Option term shall equal ninety-five percent (95%) of such fair market rent; provided, however, that if the Written Fair Market Analysis of one (1) of the arbitrators (the “Average Determination”) is equal to the average of the Written Fair Market Analyses of the other two (2) arbitrators, then the Average Determination shall be the fair market rent. However, the arbitrators shall not attempt to reach a mutual agreement of the fair market rent; each arbitrator shall independently arrive at his or her Written Fair Market Analysis.

        “(d)    Prior to the submission of the Written Fair Market Analysis the arbitrators shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of fair market rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render the decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease. In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed the party that originally appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.”

7.    Security Deposit.    The definition of Security Deposit in the Lease Summary is hereby deleted and the following is inserted in place thereof:

“Security Deposit:         $23,660”

Paragraph 7 of the Lease is hereby amended by deleting the words “the sum of Fifty Thousand Eight Hundred Sixty Nine and 00/100ths Dollars ($50,869.00)” and inserting in place thereof the words “the sum of Twenty Three Thousand Six Hundred Sixty and 00/100ths Dollars ($23,660.00).” Tenant shall arrange to have an amendment to the L-C currently held by Landlord prepared reducing the amount of the Security Deposit as set forth above and extending the expiration date of the L-C to June 30, 2005.

8.    Lighting Repair.    Paragraph 17.B. of the Lease is hereby amended by adding the following to the end thereof:

“Notwithstanding anything to the contrary contained in this Paragraph 17.B of the Lease, Landlord shall promptly, at its cost, repair and replace any overhead burned out or broken light bulbs or ballasts which are not part of Tenant’s furniture systems within the Premises that are burned out or broken as of June 1, 2003. Thereafter, Tenant shall continue to be responsible for the repair and maintenance of all lighting fixtures in the Premises pursuant to Paragraph 17.B and for the replacement of any burned out or broken light bulbs or ballasts prior to the surrender of the Premises pursuant to Paragraph 14. Landlord shall, upon the request of Tenant, replace any burned out or broken light bulbs or ballasts which are not part of Tenant’s furniture systems within the Premises, at Tenant’s sole cost and expense, which shall be payable by Tenant within thirty (30) days of Landlord’s invoice for such replacements.”

9.    Right of First Offer.    A new Paragraph 43 is added to the Lease as follows:

“43. Right of First Offer.

        “A.    First Offer Space; Exercise.    In the event that, during the Term of the Lease, any portion of the Building, becomes vacant and available for lease (any such portion is herein referred to as “First Offer Space”), Tenant shall have a right of first offer to lease such First Offer Space, subject to, and in accordance with, the terms and conditions set forth in this Paragraph 43. Prior to offering to lease any First Offer Space, Landlord will give notice to Tenant (an “Offering Notice”) specifying Landlord’s good faith estimate of (i) the base rent which Landlord proposes to charge which Landlord proposes to establish for the First Offer Space, (ii) the approximate date upon which the First Offer Space is anticipated to be vacant and available for delivery, (iii) the date when payment of base rent is proposed to commence for the First Offer Space, and (iv) any other material conditions or provisions relating to the leasing of the First Offer Space which vary from the provisions of the Lease. If Tenant wishes to lease the First Offer Space on the terms specified by Landlord in the Offering Notice, Tenant shall so notify Landlord within ten (10) business days after receipt thereof, which notice shall be unconditional and irrevocable. Tenant may exercise its right of first offer only with respect to all of the First Offer Space identified in any Offering Notice, and only if Tenant intends to occupy such First Offer Space in connection with its own reasonably foreseeable needs. For purposes of this Paragraph 43.A., space “available for lease” shall mean First Offer Space that becomes available for lease and which Landlord is free to lease to the general public, unencumbered by any renewal rights, expansion rights, rights of first offer or other similar rights in favor of other tenants in the Building existing as of the date hereof. Notwithstanding the foregoing, if, after Landlord has delivered the Offering Notice to Tenant and Tenant’s right to the First Offer Space has terminated or expired, the overall economic obligations of tenant (specifically, base rent and the tenant improvements, if any, Landlord proposes to install, and/or any tenant improvement allowance which Landlord proposes to pay) in the Offering Notice decrease by more than seven and one-half percent (7.5%), Landlord shall send another Offering Notice to Tenant, and Tenant shall have the right to exercise its Right of First Offer pursuant to the terms of this Paragraph 43.

        “B.    Terms and Conditions.    If Tenant timely exercises its right to lease the First Offer Space, then except as specified in this Paragraph 43 or in the Offering Notice (which shall govern to the extent of any conflict with this Lease), the First Offer Space shall become a portion of the Premises on all of the terms and conditions of this Lease for the remainder of the lease Term and Tenant’s Building Share and Tenant’s Percentage Share shall be proportionately increased. Landlord shall promptly prepare and Landlord and Tenant shall promptly execute an amendment to this Lease reflecting the addition of the First Offer Space based on the terms set forth in the Offering Notice. If Tenant fails to timely notify Landlord that it wishes to lease the First Offer Space identified in any Offering Notice, or if Tenant fails to execute and deliver said lease amendment to Landlord within fifteen (15) business days following receipt thereof provided such amendment properly documents the lease of such First Offer Space in accordance with the provisions hereof, Landlord may, subject to the terms of Paragraph 43A above, lease such First Offer Space to any person on terms and conditions Landlord may deem appropriate.

        “C.    Conditions to Exercise.    Notwithstanding anything to the contrary set forth herein, if a default (as described in Paragraph 26 of the Lease) exists at the time an Offering Notice would otherwise be required to be sent under this Paragraph 43, Landlord shall have, in addition to any other remedies, the right (but not the obligation) to terminate Tenant’s rights under this Paragraph 43 by delivery of written notice thereof to Tenant, and in such event Landlord shall not be required to deliver the Offering Notice. If not earlier terminated, the rights of Tenant pursuant to this Paragraph 43 shall automatically terminate upon the expiration or earlier termination of the Lease. Nothing contained in this

Paragraph 43 shall be deemed to impose any obligation on Landlord to (i) refrain from occupying the First Offer Space, (ii) refrain from negotiating with the existing tenant(s) of the First Offer Space which has, as of the date hereof, an existing expansion or renewal option, (iii) withhold the First Offer Space from the market, or (iv) take any other action or omit to take any other action in order to make the First Offer Space available to Tenant so long as Landlord is acting in good faith.

“D.    Restriction on Assignment.    Tenant’s right to lease the First Offer Space shall be personal to the Tenant originally named in this Lease or any successor to Tenant’s interest in this Lease pursuant to a Permitted Transfer (as defined in Paragraph 25.G), and shall not be assigned, sold, conveyed or otherwise transferred to any other party (including without limitation any assignee or sublessee of such Tenant) without the prior written consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion; provided, however, that Landlord’s decision to grant or withhold its consent shall be made in accordance with the provisions of Paragraph 25.F.”

10.    Tenant Improvements.    Exhibit E attached hereto is added to the Lease as a new exhibit and incorporated in the Lease, which Exhibit E sets forth terms and conditions of certain tenant improvements to be performed by Tenant to the Premises. All references in the Lease to any tenant improvements performed by Tenant shall include the improvements made pursuant to Exhibit E.

11.    Interpretation of Amendment.    This First Amendment and Lease shall be construed as a whole in order to effectuate the intent of the parties to amend the Lease in the manner specified in this First Amendment. All provisions of the Lease affected by this First Amendment shall be deemed amended regardless of whether so specified in this First Amendment. Subject to the foregoing, if any provision of the Lease conflicts with any provision of this First Amendment, the provision of this First Amendment shall control.

12.    No Further Amendment.    Except as amended by this First Amendment, the Lease shall continue in full force and effect and in accordance with its terms.

13.    Effective Date of Amendment.    The effective date of this First Amendment and each and every provision hereof shall be the date first hereinabove set forth.

14.    Representations and Warranties.    As a material inducement to Landlord to enter into this First Amendment, Tenant represents and warrants to Landlord that, as of the date of this First Amendment:

        14.1    No Defaults.    The Lease is in full force and effect. There are no defaults by Landlord or Tenant under the Lease, and no circumstance has occurred which, but for the expiration of an applicable grace period, would constitute an event of default by Landlord or Tenant under the Lease. Tenant has no defenses or rights of offset under the Lease.

        14.2    Authority.    Tenant has full right, power and authority to enter into this First Amendment, and has obtained all necessary consents and resolutions from its board of directors required under the documents governing its affairs in order to consummate this transaction, and the persons executing this First Amendment have been duly authorized to do so. This First Amendment and the Lease are binding obligations of Tenant, enforceable in accordance with their terms.

        14.3    No Assignments.    Tenant is the sole lawful tenant under the Lease and Tenant has not sublet, assigned, conveyed, encumbered or otherwise transferred any of the right, title or interest of Tenant under the Lease or arising from its use or occupancy of the Premises, and no other person, partnership, corporation or other entity has any right, title or interest in the Lease or the Premises, or the right to occupy or use all or any part of the Premises.

        14.4    Brokers.    Tenant has had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, excepting Colliers International on behalf of Tenant, and that Tenant knows of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Tenant agrees to indemnify and defend Landlord against and hold Landlord harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the brokers named above, occurring by, through, or under Tenant.

15.    Nondisturbance.    Part M of Paragraph 42 of the Lease is hereby deleted and the following is inserted in place thereof:

“Within thirty (30) business days after this First Amendment has been fully executed by Landlord and Tenant, Landlord shall provide Tenant with a non-disturbance and attornment agreement in form reasonably acceptable to Tenant executed by Landlord’s lender.”

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first hereinabove set forth.

LANDLORD:

MPTP HOLDING, LLC,

a Delaware limited liability company

By:	MIDPOINT HOLDING, LLC,
a Delaware limited liability company
Its: Member

	By:	CREDIT LYONNAIS NEW YORK BRANCH
Its: Member

By:
Bruce Evans
Its: First Vice President

TENANT:

SUPPORTSOFT, INC.

a Delaware corporation

By:

Its:

By:

Its:

EXHIBIT E

TENANT IMPROVEMENT AGREEMENT

This Tenant Improvement Agreement (“Agreement”) is part of the First Amendment to Lease (“First Amendment”) dated May 31, 2003 relating to certain Premises as defined in the First Amendment. Landlord and Tenant agree as follows with respect to the improvements to be made to the Premises:

1.    Tenant’s Work.    Tenant shall be responsible for performing all work required to refurbish or otherwise improve the Premises for Tenant’s continued occupancy thereof and as otherwise may be required to comply with applicable law to the extent required under Paragraph 11 of the Lease. The work which is to be performed by Tenant pursuant to this Agreement is referred to as the “Tenant’s Work”. Tenant’s Work shall be performed at Tenant’s sole cost and expense. “Substantial Completion” of the Tenant’s Work shall be determined in good faith by Landlord’s architect and shall be deemed to occur upon completion of construction of all of Tenant’s Work to the Premises, except for such items as constitute a minor defect or deficiency which can be completed or corrected without causing any material interference with Tenant’s use of the Premises.

2.    Payment of Construction Costs.    Landlord shall pay to Tenant an “Allowance” in an amount not to exceed an amount equal to Two and 00/100 Dollars ($2.00) multiplied by the Rentable Area of the Premises (namely, Forty Seven Thousand Three Hundred Twenty and 00/100 Dollars ($47,320.00)) for the construction of Tenant’s Work. Tenant shall not be entitled to a credit for any unused portion of the Allowance in the form of rent abatement or otherwise. Landlord’s obligation to disburse the Allowance shall be subject to Landlord’s receipt of a written notice from Tenant indicating that Tenant has completed Tenant’s Work, which notice shall be accompanied by all of the following (collectively, “Tenant’s Completion Notice”): (i) copies of paid invoices and unconditional lien waivers from Tenant’s general contractor and all subcontractors and material suppliers, showing that full payment has been received for the construction of all aspects of Tenant’s Work; (ii) certification from Tenant’s architect that to the best of its knowledge all of Tenant’s Work has been completed substantially in accordance with the plans and specifications approved by Landlord and all local governmental and quasi-governmental authorities with jurisdiction; and (iii) a copy of the building permit or job card for Tenant’s Work, showing that Tenant’s Work has been finally approved by the appropriate building inspector, plus any other evidence reasonably required by Landlord indicating that all legal requirements for Tenant’s occupancy of the Premises have been satisfied. Landlord shall pay any properly payable portion of the Allowance in full to Tenant within thirty (30) days after the date of Landlord’s receipt of Tenant’s Completion Notice (including all of the material specified above).

3.    Approval of Plans for Tenant’s Work.

        3.1    Notification of Architect.    Within sixty (60) days after execution of the First Amendment, Tenant shall notify Landlord in writing of the name and address of the California

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licensed architect that Tenant desires to engage for the preparation of plans for Tenant’s Work. Tenant’s architect shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Tenant shall retain such architect’s administrative services throughout the performance of Tenant’s Work. Designers who are not California licensed architects will not be acceptable, unless such designers work in conjunction with a California licensed architect of record.

        3.2    Submittal of Plans.

                3.2.1    Tenant’s Preliminary Plans.    On or before ninety (90) days after Tenant notifies Landlord of its architect in accordance with section 3.1 above, Tenant shall deliver to Landlord, for Landlord’s review and approval, “Tenant’s Preliminary Plans” which shall include the following: (i) interior elevations; (ii) floor plans; (iii) architectural finish schedule; (iv) reflected ceiling plans; (v) electrical, mechanical and plumbing plans; and (vi) outline specifications. Within five (5) business days after Landlord’s receipt of Tenant’s Preliminary Plans, Landlord shall either approve or disapprove Tenant’s Preliminary Plans, which approval shall not be unreasonably withheld. Failure by Landlord to respond within such five (5) business day period shall be conclusively deemed disapproval. If Landlord disapproves Tenant’s Preliminary Plans, then Landlord shall state in reasonable detail the changes that Landlord requires to be made thereto and Tenant shall resubmit within fifteen (15) business days thereafter for Landlord’s approval in accordance with the terms of this Section 3.2.1 revised Preliminary Plans incorporating the changes set forth in Landlord’s notice of disapproval or come to an agreement with Landlord regarding revisions to Tenant’s Preliminary Plans.

                3.2.2    Tenant’s Final Plans.    Within thirty (30) days after Landlord’s approval of Tenant’s Preliminary Plans, Tenant shall deliver to Landlord, for Landlord’s review and approval, complete plans, specifications and working drawings which incorporate and are consistent with Tenant’s Preliminary Plans, as previously approved by Landlord, and which show in detail the intended design, construction and finishing of all portions of Tenant’s Work, in sufficient detail for construction (“Tenant’s Final Plans”). Within five (5) business days after Landlord’s receipt of Tenant’s Final Plans, Landlord shall either approve or disapprove Tenant’s Final Plans, which approval shall not be unreasonably withheld. Failure by Landlord to respond within such five (5) business day period shall be conclusively deemed disapproval. If Landlord disapproves Tenant’s Final Plans, then Landlord shall state in reasonable detail the changes which Landlord requires to be made thereto and Tenant shall resubmit within fifteen (15) business days thereafter for Landlord’s approval in accordance with the terms of this Section 3.2.2 the revised Final Plans incorporating the changes set forth in Landlord’s notice of disapproval or come to an agreement with Landlord regarding revisions to Tenant’s Final Plans.

        3.3    Landlord’s Approval.    Landlord’s approval of any of Tenant’s plans, signs or materials samples shall not be valid unless such approval is in writing and signed by Landlord. Landlord’s approval of any of Tenant’s plans, including any preliminary draft or version thereof, shall not be deemed to be a representation as to their completeness, adequacy for Tenant’s intended use of The Premises or compliance with applicable law. Tenant shall pay to Landlord all reasonable costs incurred by Landlord’s architect in the review of Tenant’s Preliminary Plans and Tenant’s Final Plans.

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4.    Standard of Construction.    Tenant’s Work shall comply with all applicable laws, codes, rules and regulations of all governmental authorities with jurisdiction. Only new and first-class materials shall be used in the construction of Tenant’s Work. Tenant shall not change in any material respect any portion of Tenant’s Work from the description thereof contained in Tenant’s Final Plans, as approved by Landlord, unless Tenant first obtains Landlord’s written approval, which approval shall not be unreasonably withheld and shall be conclusively deemed granted if specific objections thereto are not made within five (5) business days after notice thereof.

5.    Prior to Commencement of Tenant’s Work.

5.1    Approval of Contractors.    Tenant’s general contractor and primary subcontractors shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld), and Tenant shall submit to Landlord, no later than fifteen (15) business days before the commencement of the Tenant’s Work, by notice given in the manner specified in the Lease, the following information: (i) the name and address of the general contractor and all subcontractors which Tenant proposes to engage for the performance of Tenant’s Work; (ii) a fully completed Contractor’s Qualification Statement (AIA Document A305) for Tenant’s proposed general contractor and each of Tenant’s proposed primary subcontractors; (iii) the construction cost breakdown and total cost for all portions of Tenant’s Work; (iv) the actual commencement date of construction and the estimated date of completion of Tenant’s Work, including fixturization; and (v) evidence of insurance as required by Section 7. All contractors engaged by Tenant shall employ only bondable, licensed contractors, capable of performing quality workmanship and working in good faith with Landlord’s construction manager and other contractors on the job.

5.2    Notice of Nonresponsibility.    Prior to the commencement of construction, Landlord shall have the right to post in a conspicuous location on The Premises, as well as to record in the San Mateo County Recorder’s office, a Notice of Nonresponsibility.

6.    Commencement and Performance of Tenant’s Work.

6.1    Commencement of Tenant’s Work.    Tenant shall commence Tenant’s Work within one hundred eighty (180) days following the execution of the First Amendment. Tenant shall diligently proceed with Tenant’s Work and shall complete Tenant’s Work on or before the date which is one hundred twenty (120) days after the commencement of the construction of Tenant’s Work. In the event that Tenant does not commence Tenant’s Work or Tenant’s Work is not completed in the time periods set forth in this Section 6.1, Landlord shall have no further obligation to pay the Allowance. Notwithstanding the foregoing sentence, The time periods set forth in this Section 6.1 shall be extended by one day for each day of delay attributable to a Force Majeure Event. A “Force Majeure Event” shall mean any occurrence, prevention, delay, stoppage or contingency due to acts of God, earthquakes, floods, fires, lightning, labor disputes and strikes, riots, war, acts of the public enemy, insurrections, civil commotions, embargoes, blockages, shortages of materials, rationing, utility or communication failures and other

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casualties directly or indirectly affecting Tenant’s contractor’s ability to obtain services, labor, or materials or reasonable substitutes therefor.

6.2    Coordination of Tenant’s Work.    Tenant’s contractors shall perform Tenant’s Work in a manner and at times that do not unreasonably interfere with the ongoing construction or business operations in the Building or the Project or the performance of other tenant improvement work in the Building. Tenant and its contractors shall not do anything that would unreasonably jeopardize the labor relations of others in the Building.

6.3    Staging Areas.    Storage of Tenant’s contractors’ construction materials, tools and equipment shall be confined within portions of the Premises designated by Landlord and in any other areas designated for such purposes by Landlord. If such materials, tools and equipment are assigned space or spaces outside the Premises, they shall be moved to such other space as Landlord may reasonably direct from time to time in order to avoid interference or delays with other work or the ongoing construction or business operations in the Building. Except as otherwise agreed to in writing by Landlord, in no event shall any materials or debris be stored in the common areas of the Building or in the premises of other tenants. Tenant’s contractors shall not run pipes or conduits over or through any other tenant’s space, or the common areas of the Building, except as directed by Landlord.

6.4    Supervision of Contractors.    Tenant’s Work shall be performed in accordance with such rules and regulations as Landlord shall reasonably promulgate from time to time. Tenant acknowledges that other construction work may be in progress at the Building and that conflicts between Tenant’s Work and such other work shall be subject to final reasonable resolution by Landlord’s representatives. Tenant shall be fully responsible for, and shall indemnify, defend and protect Landlord with respect to, the operations and activities of Tenant’s general contractor and all subcontractors employed by such general contractor, and all other individuals or contractors employed by Tenant in the completion of Tenant’s Work. All such contractors and/or individuals shall repair any damage which they may cause to any work in the Premises or the Building, and Tenant shall reimburse Landlord for any and all expenses reasonably and actually incurred by Landlord by reason of faulty work performed by Tenant’s contractor or subcontractors, damage to other work in the Building caused by Tenant’s contractor or contractors and delays caused by such work as the result of inadequate clean-up.

6.5    Changes to Tenant’s Work.    Tenant shall obtain Landlord’s written approval (which shall not be unreasonably withheld) prior to performing any work that deviates in any material respect from Tenant’s Final Plans, as previously approved by Landlord, or making any material modifications to Landlord’s building shell and/or utilities or other work not explicitly shown on Tenant’s Final Plans, as previously approved in writing by Landlord.

6.6    Separate Contractors.    If Tenant’s general contractor is not the same as Landlord’s general contractor, then Tenant shall use the same mechanical, electrical, plumbing and fire sprinkler subcontractors as is used by Landlord’s general contractor, unless Landlord approves such subcontractor in writing, which may be granted or withheld in Landlord’s sole discretion.

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7.    Insurance Required of Tenant and Tenant’s Contractors.

        7.1    Workers’ Compensation and Liability Insurance.    Tenant’s general contractor and all subcontractors shall carry, at a minimum, the following coverages, with the following limits of liability:

                7.1.1    Workers’ Compensation.    Workers’ Compensation, as required by state law, plus Employer’s Liability Insurance, with a limit of not less than Five Hundred Thousand Dollars ($500,000.00), and any other insurance required by any employee benefit statute or other similar statute.

                7.1.2    Liability.    Commercial General Liability Insurance (including Contractor’s Protective Liability) with a minimum combined single limit of liability of not less than Three Million Dollars ($3,000,000.00) provided that the insurance limits applicable to subcontractors shall be Two Million Dollars ($2,000,000.00). Such insurance shall provide for explosion, collapse and underground coverage. All such insurance shall provide coverage against any and all claims for bodily injury, including death resulting therefrom, and damage to or destruction of property of any kind whatsoever and to whomsoever belonging and arising from such contractor’s operations, whether such operations are performed by Tenant’s general contractor, subcontractors or any of their subcontractors, or by anyone directly or indirectly employed by any of them.

                7.1.3    Tenant’s Liability Insurance.    At all times during the performance of Tenant’s Work, Tenant shall obtain and maintain the liability insurance required to be maintained pursuant to the Lease. If required in order to provide such coverage, such policy shall be endorsed to insure against any loss or damage arising out of the performance of Tenant’s Work.

                7.1.4    Tenant’s Builder’s Risk Insurance.    Tenant shall obtain an “All Physical Loss” Builder’s Risk Insurance policy covering Tenant’s Work. The policy shall name Landlord and Tenant as named insureds. The amount of insurance to be provided shall be one hundred percent (100%) of the replacement cost of Tenant’s Work.

        7.2    Additional Insureds.    Except as otherwise required by the express terms of this Agreement, all such insurance policies required under this Agreement, except Workers’ Compensation Insurance, shall include Landlord, Landlord’s lenders and Landlord’s agents as additional insureds and shall contain an endorsement waiving all rights of subrogation against Landlord and its agents. All of Tenant’s insurance in which Landlord is required to be an additional insured shall provide that such insurance coverage shall not be reduced or canceled except upon thirty (30) days’ prior written notice to Landlord. Tenant shall provide Landlord with certificates of insurance prior to the commencement of Tenant’s Work. Such certificates shall indicate that such insurance complies with the requirements of this Section 7, including the requirement that such insurance coverage shall not be reduced or canceled except upon thirty (30) days’ prior written notice to Landlord.

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        7.3    Bonds; Liens.    Upon completion of Tenant’s Work, Tenant shall deliver to Landlord unconditional lien waivers from Tenant’s general contractor and all subcontractors and suppliers. Tenant shall keep The Premises free and clear of all claims and liens and shall indemnify, defend and protect Landlord against, and hold Landlord harmless from, any and all such claims and liens including, but not be limited to, attorneys’ fees and costs.

8.    As-Built Plans.    Upon completion of Tenant’s Work, Tenant shall submit to Landlord two (2) complete sets of as-built plans (one (1) of which shall be reproducible), one electronic version of the as-built plans and specifications describing all portions of Tenant’s Work.

9.    Inspection.    Landlord, and its agents, architects and contractors, shall have the right, but not the obligation, to inspect the Tenant’s Work at any reasonable time upon reasonable notice during the construction thereof provided such rights are exercised in a manner intended not to impede the performance of Tenant’s Work. If Landlord discovers faulty construction or any material deviation from the Tenant’s Final Plans approved by Landlord, then Tenant, at its cost and expense, shall cause its contractors or subcontractors to make corrections promptly; provided, however, that neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspection by Landlord to require conformance by Tenant to the terms and conditions of this Agreement, shall constitute a representation or warranty by Landlord that the Tenant’s Work have been constructed in accordance with applicable law or any other standard.

[SIGNATURES FOLLOW ON NEXT PAGE]

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LANDLORD:

MPTP HOLDING, LLC,

a Delaware limited liability company

By:	MIDPOINT HOLDING, LLC,
a Delaware limited liability company
Its: Member

	By:	CREDIT LYONNAIS NEW YORK BRANCH
Its: Member

		By:	/s/ BRUCE EVANS
Bruce Evans
Its: First Vice President

TENANT:

SUPPORTSOFT, INC.

a Delaware corporation

/s/    MARK VRANESH

By:

VP Finance

Its:

By:

Its:

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EXHIBIT F

OUTDOOR SEATING AREA

[Attached]

Graphic

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